EXHIBIT (10.10)
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                      SETTLEMENT AGREEMENT


     THIS SETTLEMENT AGREEMENT is made this 27th day of January, 1995, by and between Dairy Mart Convenience Stores, Inc., a
Delaware corporation (the "Company"), and Frank Colaccino
("Colaccino").

                      W I T N E S S E T H:

     WHEREAS, on August 25, 1994 (the "Termination Date"),
Colaccino's employment with the Company as its President and Chief Executive Officer was terminated by the Company's Board of Directors; and

     WHEREAS, Colaccino believes that the meeting of the Company's Board of Directors at which such termination was effected was improperly called and noticed and that the Company's directors wrongfully terminated his employment; and

     WHEREAS, to settle any possible claims for wrongful termination of employment, the Company and Colaccino have determined that the interests of all concerned would be best served by settling their differences regarding the termination of Colaccino's employment on the terms hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth, the parties, intending to be legally bound hereby, hereby agree as follows:

     1. Severance Payments and Benefits. In connection with the termination of Colaccino's employment as the President and Chief Executive Officer of the Company and in consideration of the other provisions of this Agreement, including, without limitation, those set forth in Section 7 hereof (but excluding Colaccino's agreements in Section 4, the consideration for which is set forth in Section 4(d) hereof), the Company hereby agrees to pay and make available to Colaccino the amounts and benefits set forth in this Section 1.

          (a) For the period of time from the Termination Date through August 25, 1997, the Company shall make severance payments to colaccino amounting to $245,000 for each 12-month period, such payments totalling $735,000. The severance payments provided for in this Section 1(a) shall be made in equal installments on a periodic basis in accordance with the Company's customary payroll practices applicable to its executive officers.

          (b) As promptly as practicable after the date hereof, the Company shall transfer to Colaccino unrestricted ownership and legal title, free and clear of all liens and encumbrances, to the automobile made available by the Company for Colaccino's use as of the Termination Date. Thereafter, all costs and expenses associated
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with the use and ownership of such automobile shall be borne by
Colaccino.

          (c) The Company hereby assigns and transfers to Colaccino or his designee all of its right, title and interest in and to the life insurance policies (policy nos. 8912927 and 898540 issued by Massachusetts Mutual Insurance Company) covering the life of Colaccino that were held by it as of the Termination Date. Colaccino shall, at his election, assume and pay any and all premiums and other costs associated with the continuation of such policies as they become due after the Termination Date, and after such date the Company shall have no continuing payment obligations with respect to such policies. The Company shall execute and deliver any and all appropriate instruments necessary to evidence the foregoing assignment and transfer as promptly as practicable after the date hereof.

          (d) The Company hereby assigns and transfers to Colaccino all of its right, title and interest in and to the computer hardware, software and related systems and assets that were installed by the Company at Colaccino's residence for his use on behalf of the Company, free and clear of all liens and encumbrances. The foregoing assets are assigned and transferred to Colaccino as they exist on the date hereof and the Company makes no representations or warranties whatsoever regarding such assets.

          (e) For the period of time from the Termination Date through the earlier of August 25, 1996 or the date on which Colaccino and his dependents become eligible for substantially equivalent coverage provided by a subsequent employer, the Company shall provide Colaccino and his eligible dependents with continued coverage under all health, dental, medical and hospitalization plans maintained by the Company during such time period at the same cost and on the other terms and conditions applicable to executive officers of the Company.

          (f) Commencing in respect of September 30, 1994 and continuing thereafter until the earlier of September 30, 1996 or the date on which Colaccino first becomes employed on a full-time basis by a subsequent employer, the Company shall make a monthly payment to Colaccino on the 30th day of each such month (or, if such day is not a business day, on the next succeeding business day) in the amount of $2,000 to defray the costs and expenses of office space and secretarial services (representing a maximum of 25 payments), without the need for Colaccino to account for such expenses to the Company.

          (g) Colaccino represents to the Company that he has incurred at least $215,000 of out-of-pocket expenses in connection with various matters relating to the Company. The
Company hereby
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agrees to promptly pay Colaccino $215,000 as reimbursement for such expenses.

          (h) Notwithstanding the terms of the Company's stock option plans or any agreements previously made by the parties pursuant thereto, the Company hereby agrees that the options currently held by Colaccino to purchase shares of the Company's common stock (or options issued in replacement thereof for the same number of shares at the same exercise price) shall, to the extent unvested, immediately vest as of the date hereof and all such options currently held by Colaccino (or options issued in replacement thereof for the same number of shares at the same exercise price) shall be exercisable for a period of time ending 18 months after the date hereof. Schedule A attached hereto sets forth certain information regarding the options currently held by Colaccino to purchase shares of the Company's common stock.

     2. Resignation as a Director. Colaccino hereby resigns as a director of the Company and from the Board of Directors of any subsidiary or affiliate of the Company on which he serves as of the date hereof, effective with the execution of this Agreement.

     3. Other Matters. (a) Colaccino hereby withdraws the notice and call of a special meeting of the Company's stockholders executed by him as President of the Company and delivered to the Company on August 25, 1994 and agrees that he will not challenge any withdrawal by the successor general partner of DM Associated Limited Partnership ("DM Associates") of the request for the call of a special meeting of stockholders previously executed by him on behalf of DM Associates. Colaccino and the Company acknowledge and agree that the stockholders meeting referred to in such notice and call and request will not be called by the Company or held. Colaccino further withdraws his request, dated August 30, 1994, to examine the Company's stockholder list and related materials.

          (b) Colaccino agrees that he will not challenge any withdrawal by the successor general partner of DM Associates of the written consent of stockholders, dated August 29, 1994, executed by him in his individual capacity and on behalf of DM Associates and agrees that such written consent of stockholders is null and void ab initio.

          (c) As promptly as practicable following the execution of this Agreement, but in no event later than ten days after the date hereof, the parties to the following lawsuits will take all steps necessary to dismiss with prejudice and without cost or expense to any opposing party, except as set forth in Section 1(g) hereof, all claims against the defendants in such lawsuits:
Dairy Mart Convenience Stores, Inc., et. al. v. Colaccino, C.A. No. 13713 and Colaccino, et. al. v. Kupperman, et. al., C.A. No. 13718, each

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pending in the Delaware Chancery Court, and Colaccino v. Landry,
et. al., Return Date Sept. 20, 1994, and Landry, et. al. v. Colaccino, Order to Show Cause No. 705347, Return Date Sept. 20, 1994, each pending in Superior Court of the State of Connecticut, Judicial District of Hartford at Hartford.

     4. Non-Competition; Non-Solicitation. (a) Colaccino agrees and covenants that for the period of time beginning on September 15, 1994 and ending on June 15, 1995, he will not, directly or indirectly: (i) for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in which Colaccino holds less than 5% of the outstanding voting shares), engage in the business of owning, managing or operating convenience stores in Massachusetts, Connecticut, Hudson Valley in New York State, Rhode Island, Ohio, Southern and Middle Michigan, Kentucky, Southern Indiana or Western Pennsylvania (the "Covered Areas"), such geographical areas constituting places in which the company conducts business as of the date hereof; (ii) solicit the employment of any current employee of the Company or any employee who first enters the employ of the Company during the nine-month period beginning on September 15, 1994; (iii) induce or encourage any current employee of the Company or any employee who first enters the employ of the Company during the nine-month period beginning on September 15, 1994 to leave the employ of the Company; or (iv) interfere in a material manner with any material business relationship in any Covered Area between the Company and any third party.

          (b) The Company and Colaccino acknowledge and agree that the provisions of Section 4(a) hereof are reasonable because the scope thereof encompasses only the business of the Company as conducted on the date hereof and they are limited to the locations in which the Company does business as of the date hereof.

          (c) Notwithstanding anything contained in this Section 4 to the contrary, if the period of time or the geographical areas specified in Section 4(a) hereof is determined to be unreasonable in any proceeding before any court or agency legally empowered to enforce the provisions of this Section 4, then the period of time and area of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable; provided, however, that such reduction shall not extend to any jurisdiction where such reduction is unnecessary to make the period of time or the geographical area specified in Section 4(a) enforceable therein.

          (d)  In consideration of Colaccino's agreements in this
Section 4, during the period of time from the Termination Date
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through August 25, 1997, the Company shall make payments to
Colaccino amounting to $120,000 for each 12-month period, such payments totalling $360,000. The payments provided for in this
Section 4(d) shall be made in equal installments on a periodic basis in accordance with the Company's customary payroll practices applicable to its executive officers.

     5. Non-Disclosure. Colaccino shall not at any time use or disclose to any person, firm or corporation any trade secrets, confidential or proprietary information of the Company that is not publicly available, and which was acquired by him prior to the Termination Date.

     6. Return of Property; Access to Former Office. (a) Except as provided in Sections 1(b) and 1(d) hereof, within five (5) business days after the date hereof, Colaccino will return to the Company all property of the Company in his possession or control (whether maintained at his former office, home or elsewhere), including, without limitation, all lists, books and records of the Company (and all copies thereof), all data or other information concerning the Company recorded, stored, maintained or operated by electronic, mechanical or photographic process, whether computerized or not, all copies of all management studies, business or strategic plans, budgets, notebooks and all other printed, typed or written materials, documents and data of or relating to the Company or any of its affiliates. Colaccino also shall within such time period direct his attorneys to certify in writing to the Company that they have destroyed all copies of any of the property of the Company described in this
Section 6 previously in their possession.

          (b) The Company shall within ten days after the date hereof allow Colaccino to have access to his former office for the purpose of retrieving his personal property and documents. Colaccino shall have such access after business hours and with the accompaniment of a representative of the Company.

     7. Release and Waiver. (a) Colaccino hereby accepts the consideration set forth in this Agreement and agrees to waive all claims against the Company, its subsidiaries and their respective former, current and future officers, directors, employees, stockholders, agents, attorneys, and other representatives (collectively, "Affiliates") and hereby releases and discharges the Company and its Affiliates from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, covenants, contracts, controversies, agreements, promises, judgments, demands, liabilities, claims and damages whatsoever, in law or equity, that Colaccino ever had, now has, or hereafter can, shall or may have, for, upon or by reason of his former employment with, service as a director of, or in any other capacity relating to the company, and
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the termination of the foregoing relationships, including, but not limited to, any claims arising under any federal, state or local law or ordinance, tort, employment contract (express or implied), public policy, or any other obligation, including, without limitation, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, and all claims for wrongful discharge, workers' compensation, wages, monetary or equitable relief, vacation, compensation in lieu of vacation, disability, other employee fringe benefits, benefit plans, medical plans, or attorneys' fees; provided, however, that notwithstanding the foregoing, Colaccino reserves (i) any rights accrued through the Termination Date that he may have pursuant to the Company's 401(k) and profit sharing plans, (ii) his ability to seek and obtain indemnification by the Company to the extent he is entitled to be indemnified by the Company pursuant to this Agreement and the Company's Restated Certificate of Incorporation, (iii) all claims relating to the performance of the Company's obligations under this Agreement, including, without limitation, those set forth in Section 1 hereof, and (iv) his ability to assert claims for contribution or other appropriate relief against one or more of the Company's Affiliates in any action in which he is a defendant commenced by any third party, including but not limited to one or more stockholders of the Company seeking to act on behalf of the Company.

          (b) The Company hereby agrees to waive all claims against Colaccino and his affiliates and their respective former, current and future officers, directors, employees, stockholders, agents, attorneys and other representatives and hereby releases and discharges Colaccino, his affiliates and such other persons from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, covenants, contracts, controversies, agreements, promises, judgments, demands, liability, claims and damages whatsoever, in law or equity, that the Company ever had, now has, or hereafter can, shall or may have, for, upon or by reason of Colaccino's former employment with, service as a director of, or in any other capacity relating to the Company, including, but not limited to, any claims arising under any federal, state or local law or ordinance, tort, employment contract (express or implied), public policy, or any other obligation, other than (i) those relating to the performance of Colaccino's obligations under this Agreement and (ii) claims by one or more stockholders of the Company seeking to act on behalf of the Company.

     8.   Indemnification.    (a)  The Company agrees to
indemnify and hold Colaccino harmless from and against any costs, expenses (including, without limitation, reasonable legal fees and expenses), judgments, fines, penalties and amounts paid in settlement which he may incur or to which he may become subject on
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or after the date hereof by reason of his prior service as a director and employee of the Company to the fullest extent permitted under, and in accordance with, the provisions of the Company's Restated Certificate of Incorporation and Delaware law.

          (b) Colaccino agrees to indemnify and hold the Company and its Affiliates harmless from and against any costs, expenses (including, without limitation, reasonable legal fees and expenses), judgments and amounts paid in settlement (but excluding any fines or penalties) that they may incur or to which they may become subject on or after the date hereof by reason of any failure on the part of the Company to withhold properly any amounts in accordance with the provisions of Section 14 hereof from the payments made to Colaccino pursuant to this Agreement.

     9. Equitable Relief. Each of Colaccino, on the one hand, and the Company, on the other hand, hereby expressly covenants and agrees that the other party will suffer irreparable damage in the event any of the provisions of Sections 4, 5 and 6 hereof are not performed or are otherwise breached and that the other party shall be entitled as a matter of right (without the need to prove actual damages) to an injunction or injunctions and other relief to prevent a breach or violation by the other party and to secure its enforcement of such provisions. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies which the party seeking such relief may have.

     10. Representations and Warranties. (a) Colaccino represents and warrants to the Company as follows: (i) he has full legal right, power and authority to enter into and perform all of his obligations under this Agreement; (ii) the execution and delivery of this Agreement by him will not violate any other agreement to which he is a party; (iii) no consent of any third party is required for the execution and performance of this Agreement by him; and (iv) this Agreement has been duly executed and delivered by him and constitutes a legal, valid and binding agreement of him, enforceable in accordance with the terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies generally and to general principals of equity.

          (b) The Company represents and warrants to Colaccino as follows: (i) the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement has been duly authorized and approved by all required corporate action on the part of the Company, including approval by its Board of Directors; (iii) this Agreement has been duly executed and delivered by the Company and is a legal,
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valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies generally and to general principals of equity; (iv) the execution and delivery of this Agreement by the Company will not constitute a breach under (with or without notice or the passage of time or both) or violate the Company's Restated Certificate of Incorporation or by-laws, any agreement to which the Company is a party or any law, regulation, rule or ordinance to which the Company is subject and (v) no consent of any third party is required for the execution and performance of this Agreement by the Company.

     11. Notice. All notices, requests and other communications to any party hereunder shall be given or made in writing and mailed (by registered or certified mail or by overnight courier) or delivered by hand as follows:

               (a)  if to the Company, to it at:

                    One Vision Drive
                    Enfield, CT 06082
                    Attention:  Gregory G. Landry

               with a copy to:

                    Weil, Gotshal & Manges
                    767 Fifth Avenue
                    New York, New York 10153
                    Attention:  Dennis J. Block, Esq.

               (b)  if to Colaccino, to him at:

                    57 Thistledown
                    Suffield, CT 06078

               with a copy to:

                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                    1333 New Hampshire Avenue, N.W.
                    Washington, D.C. 20036
                    Attention:  Bruce S. Mendelsohn, P.C.

or such address as such party may hereafter specify for the purpose of notice to the other party hereto. Each such notice, request or other communication shall be effective when, if delivered by hand, received by the party to which it is addressed or, if mailed in the manner described above, on the third business day after the date of mailing.

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     12.  Successors and Assigns.  The rights and obligations of the Company under this Agreement shall inure to the benefit and be binding upon its successors and assigns and any entity to which its assets and business may be transferred by operation of law or otherwise. This Agreement is personal to Colaccino, and Colaccino shall not, without the written consent of the Company, assign his rights or obligations hereunder other than by will or the laws of descent and distribution, but the provisions hereof shall inure to the benefit of and be enforceable by Colaccino's heirs and legal representatives. The parties agree that the Company's obligations pursuant to Sections 1(a), 1(e), 1(f) and 4(d) hereof shall survive Colaccino's death and shall be performed in accordance with the terms hereof (with payments to be made at the direction of the executor or executrix of Colaccino's estate or other appropriate representative).

     13. Governing Law. This Agreement shall be construed in accordance with and governed by the substantive laws of the State of Connecticut, without regard to the choice of law rules thereof.

     14. Withholding. The Company shall have the right to withhold from the payments to be made to Colaccino hereunder and account for amounts which it reasonably determines may be subject to applicable withholding taxes and social security.

     15. Press Release. Colaccino and the Company shall agree on the text of a press release announcing the execution of this Agreement.

     16. Attorneys' Fees for Enforcement. Each of Colaccino, on the one hand, and the Company, on the other hand, hereby expressly agrees to reimburse and indemnify the other party for any costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred by the other party to the extent such other party successfully obtains relief from a court of competent jurisdiction to enforce the terms and provisions of this Agreement.

     17. Complete Understanding. This Agreement supersedes any prior contracts, understandings, discussions and agreements between Colaccino and the Company and constitutes the complete understanding between the parties with respect to the subject matter hereof. No statement, representation, warranty or covenant has been made by either party with respect hereto except as expressly set forth therein.

     18. Modification; Waiver. (a) This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and
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Colaccino or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and shall not be exclusive of any rights or remedies provided by law or at equity.

     19. Headings. The section headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

     20. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

     21. No Reductions. Except as otherwise provided for herein, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Colaccino as a result of employment by a subsequent employer or otherwise or any benefits received by him after the date hereof from a subsequent employer or otherwise.

     22. Further Assurances. At any time or from time to time after the date hereof, either party shall, at the request of the other party, execute and deliver any further instruments or documents and take all such further action (including the execution by Colaccino of stock powers as requested by the Company in respect of any shares of capital stock of any subsidiary of the Company held of record as of the date hereof by Colaccino that were previously issued in his name to satisfy applicable local ownership rules and regulations) as such party reasonably may request in order to consummate and make effective the foregoing provisions of this Agreement.

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     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed in its corporate name by one of its officers duly authorized to enter into and execute this Agreement, and Colaccino has manually signed his name hereto, as of the date first written above.

                /s/ Frank Colaccino
                    Frank Colaccino


               DAIRY MART CONVENIENCE STORES, INC.


               By /s/ Gregory G. Landry
               Name:   Gregory G. Landry
               Title:  Executive Vice President
                       and Chief Financial Officer
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                           Schedule A

                    Options Held By Colaccino


Number of Shares     Grant    Exercise Price      Original
Subject to Option    Date       Per Share      Expiration Date

10,000 (Class B)     07/15/85      $5.50            07/15/95
 6,250 (Class A)     05/07/87      $6.60            05/07/97
48,750 (Class A)     11/01/89      $6.20            11/01/99
10,000 (Class A)     2/24/93       $5.25            02/24/03
15,000 (Class A)     09/12/90      $4.60            09/12/00
60,000 (Class A)     01/28/92      $7.25            01/28/02

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